Exhibit 8.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

801 17th Street, NW
Washington, DC 20006
Tel:  +1.202.639.7000
Fax: Tel:  +1.202.639.7003
www.friedfrank.com

December 19, 2025

Terex Corporation
301 Merritt 7, 4th Floor
Norwalk, CT 06851

Ladies and Gentlemen,

We have acted as counsel to Terex Corporation, a Delaware corporation (“Tag”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2025, by and among Tag, Tag Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Tag (“Merger Sub 1”), Tag Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Tag (“Merger Sub 2”), and REV Group Inc., a Delaware corporation (“Rolex”). All capitalized terms used herein but not otherwise defined have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Tag with the Securities and Exchange Commission (File No. 333-292000), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax matters relating to the Mergers.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement; (ii) the Registration Statement, including the joint proxy statement/prospectus forming a part thereof; (iii) the factual statements and representations made by and on behalf of Tag, Merger Sub 1, Merger Sub 2 and Rolex, in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof and delivered to us for purposes of this opinion and pursuant to Section 7.7(d) of the Merger Agreement; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

801 17th Street, NW, Washington, DC 20006
T:  +1.202.639.7000  friedfrank.com

In rendering this opinion, we have assumed, with your permission, that (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents, (2) each of the Merger and Forward Merger will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement, (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Tag, Merger Sub 1, Merger Sub 2 and Rolex, in the Merger Agreement, the Registration Statement and the Tax Representation Letters, as applicable, are and, at all times up to and including the Forward Merger Effective Time, will continue to be true, complete and correct in all respects, (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Tag, Merger Sub 1, Merger Sub 2 and Rolex, in the Merger Agreement, the Registration Statement and the Tax Representation Letters, as applicable, that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Forward Merger Effective Time, will continue to be true, complete and correct as though not so qualified, (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Forward Merger Effective Time, there will be no plan, intention, understanding or agreement, and (6) for U.S. federal income tax purposes, Tag, Merger Sub 1, Merger Sub 2 and Rolex will each treat the Mergers, taken together, as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Forward Merger Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the United States Treasury Regulations, case law and published Internal Revenue Service rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, it is our opinion that the Mergers, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion. In addition, because our opinion is required to be delivered in connection with the effectiveness of the Registration Statement, there can be no assurance that it will continue to be valid at the time of the Mergers.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP